Exhibit 23(c)

LONDON OFFICE 1-2 Apollo Studio Charlton King’s Road London NW5 2SB Tel: +44 207 428 1111 Fax: +44 207 428 1122 Email: london@opc.co.uk Website: www.opc.co.uk
Expertise • Knowledge • Management
March 13th, 2007
CanArgo Energy Corporation
P.O. Box 291
St. Peter Port
Guernsey
GY1 3RR
British Isles
Dear Sirs
RE: CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS
With respect to our report effective date January 1, 2007, issued March 8, 2007, we hereby consent to the use of our name under the caption “Experts” and references to experts from the aforementioned document to be included in or made part of the Form S-3 Registration Statement being filed by CanArgo Energy Corporation.
For & on behalf of Oilfield Production Consultants (OPC) Limited

/s/ Piers Johnson Piers Johnson
Managing Director

Oilfield Production Consultants [OPC] Limited is registered in England and Wales No 2200264 web site : www.opc.co.uk ISO 9001 – 2000